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                                                          EXHIBIT NO. 99.11




                               INDEPENDENT AUDITORS' CONSENT


       We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 33-68310 of MFS Union Standard Trust on behalf of MFS Union Standard Equity Fund of our report dated November 3, 1995 appearing in the annual report to shareholders for the year ended September 30, 1995 of MFS Union Standard Equity Fund, and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP


Boston, Massachusetts
January 24, 1996